Exhibit 2.2

ASSET PURCHASE AGREEMENT

by

and

among

CYGNE DESIGNS, INC.,

INNOVO AZTECA APPAREL, INC.,

AND INNOVO GROUP, INC.

Dated March 31, 2006

6.10	Title to Purchased Assets	15
6.11	Intellectual Property	15
6.12	Contracts	16
6.13	Purchase Commitments	17
6.14	Litigation	17
6.15	Product Warranty	17
6.16	Employees	17
6.17	Employee Benefits	19
6.18	Environmental, Health, and Safety Matters	19
6.19	Customers and Suppliers	19
6.20	Permits	20
6.21	Solvency	20
6.22	Accuracy of Information Furnished	20
6.23	Certain Business Practices.	21
6.24	Proxy Statement	21
6.25	Fairness Opinion	21
6.26	Representations Complete	21
ARTICLE 7.	Pre-Closing Covenants	22
7.1	General	22
7.2	Notices and Consents	22
7.3	Operation of Business	22
7.4	Preservation of Business	23
7.5	Full Access	23
7.6	Notice of Developments	23
7.7	Exclusivity	23
7.8	Confidentiality; Publicity	24
7.9	Charges and Fees	24
ARTICLE 8.	Additional Covenants	25
8.1	General	25
8.2	Litigation Support	25
8.3	Transition	25
8.4	Confidentiality	25

i

8.5	Restrictive Covenants	26
8.6	Use of Names	27
8.7	Taxes	27
8.8	Employees and Employee Benefit Plans	28
8.9	Payment of Non-Assumed Liabilities	30
8.10	No Liability	30
8.11	Updated Financial Statements.	31
8.12	Preparation of the Proxy Statement; Stockholder’s Meeting.	31
ARTICLE 9.	Closing Conditions	32
9.1	Conditions Precedent to Obligations of Buyer	32
9.2	Conditions Precedent to Obligations of the Seller	33
ARTICLE 10.	Termination	34
10.1	Termination of Agreement	34
10.2	Effect of Termination	35
ARTICLE 11.	Indemnification	35
11.1	Survival of Representations and Warranties	35
11.2	Indemnification Provisions for Buyer’s Benefit	35
11.3	Indemnification Provisions for Seller’s Benefit	36
11.4	Indemnification Claim Procedures	36
11.5	Limitations on Indemnification Liability	38
11.6	[Intentionally Omitted]	38
11.7	No Wavier of Rights or Remedies	38
11.8	Other Indemnification Provisions	39
ARTICLE 12.	Miscellaneous	39
12.1	Schedules	39
12.2	Entire Agreement	39
12.3	Successors	40
12.4	Assignments	40
12.5	Notices	40
12.6	Specific Performance	41
12.7	Submission to Jurisdiction; Process Agent; No Jury Trial	41
12.8	Time	42

ii

12.9	Counterparts	42
12.10	Headings	42
12.11	Governing Law	42
12.12	Amendments and Waivers	43
12.13	Severability	43
12.14	Expenses	43
12.15	Construction	43
12.16	Incorporation of Exhibits and Schedules	44
12.17	Remedies	44

EXHIBITS

EXHIBIT A	Form of Bill of Sale and Assignment of Contract Rights
EXHIBIT B	Azteca Note
EXHIBIT C	Assumption and Assignment Agreement
EXHIBIT D	Form of Seller’s Officer’s Certificate
EXHIBIT E	Form of Seller’s Secretary’s Certificate
EXHIBIT F	Form of Buyer’s Officer’s Certificate
EXHIBIT G	Form of Buyer’s Secretary’s Certificate
EXHIBIT H	Seller Release

SCHEDULES

Schedule 1.1	Purchased Assets
Schedule 2.2	Assumed Liabilities
Schedule 5.3	Buyer Required Consents
Schedule 5.6	Buyer Litigation
Schedule 6.3	Seller Required Consents
Schedule 6.6	Subsequent Events
Schedule 6.12	Contracts
Schedule 6.14	Seller Litigation
Schedule 6.15	Standard Terms of Sale or Lease
Schedule 6.16(a)	Current Employees and Directors
Schedule 6.16(b)	Terminated Employees
Schedule 6.17	Employee Benefits
Schedule 6.18	Environmental Matters
Schedule 6.19	Suppliers
Schedule 6.20	Permits

iii

Asset Purchase Agreement

This Asset Purchase Agreement dated March 31, 2006 (the “Execution Date”), is by and among (i) CYGNE DESIGNS, INC., a Delaware corporation (“Buyer”), (ii) INNOVO AZTECA APPAREL, INC., a California corporation (“Seller”) and (iii) INNOVO GROUP, INC., a Delaware Corporation (“Innovo”).

RECITALS

A. Seller is engaged in the business of designing, manufacturing and wholesaling denim and other related apparel and products.

B. Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, certain assets and properties used by Seller in the operation of its private label portion of its business (the “Business”), all on the terms and subject to the conditions set forth herein.

C. Innovo has joined as a party to this Agreement as a result of certain assignments, assumptions and releases contemplated herein to which it is an interested party.

AGREEMENT:

NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants contained herein, the Parties agree as follows:

ARTICLE 1.

DEFINITIONS

“Action” means any action, appeal, petition, plea, charge, complaint, claim, suit, demand, litigation, arbitration, mediation, hearing, inquiry, investigation or similar event, occurrence, or proceeding.

“Active Employees” is defined in Section 8.8(a)

“AEO” means American Eagle Outfitters, Inc. and its subsidiaries, divisions and Affiliates.

“Affiliate” or “Affiliated” with respect to any specified Person means a Person that, directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, such specified Person. For this definition, “control” (and its derivatives) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting Equity Interests, as trustee or executor, by Contract or credit arrangements or otherwise.

“Affiliated Group” means an affiliated group under Code Section 1504(a) or any similar group defined under provisions of applicable Law.

“Agreement” means this Asset Purchase Agreement, together with all Exhibits and Schedules hereto, as the same may be amended, supplemented or otherwise modified from time to time in accordance with Section 12.12.

“APA” means that certain Asset Purchase Agreement by and among Azteca Production International, Inc. (“API”), Seller and Hubert Guez and Paul Guez dated July 17, 2003.

“Assumption and Assignment Agreement” means the Assumption and Assignment Agreement in substantially the form of Exhibit C.

“Assumed Liabilities” means the liabilities of Seller listed in Schedule 2.2 hereto.

“AZT International” means AZT International SA DE CV, a Mexico corporation and wholly-owned subsidiary of API.

“Azteca Note” means the promissory note issued by Seller to API dated July 17, 2003, pursuant to the APA, a copy of which is attached hereto as Exhibit B.

“Basis” means any past or current fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction about which the relevant Person has Knowledge that forms or could form the basis for any specified consequence.

“Best Efforts” means the efforts, time, and costs that a prudent Person desirous of achieving a result would use, expend, or incur in similar circumstances to ensure that such result is achieved as expeditiously as possible; provided, however, that no such use, expenditure, or incurrence will be required if it would have a Material Adverse Effect on such Person calculated immediately prior to the Closing Date.

“Bill of Sale” means the Bill of Sale and Assignment of Contract Rights in the form of Exhibit A.

“Breach” means (a) any breach, inaccuracy, failure to perform, failure to comply, conflict with, failure to notify, default, or violation or (b) any other act, omission, event, occurrence or condition the existence of which would (i) permit any Person to accelerate any obligation or terminate, cancel, or modify any right or obligation or (ii) require the payment of money or other consideration.

“Business” is defined in the Recitals to this Agreement.

“Buyer” is defined in the preamble to this Agreement.

“Buyer Note” means the promissory note of Buyer in substantially the form of Exhibit B.

“Cash” means cash and cash equivalents (including marketable securities and short term investments) calculated in accordance with GAAP applied on a basis consistent with the preparation of the Financial Statements.

“Closing” is defined in Section 4.1.

“Closing Date” has the meaning specified in Section 4.1.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commitment” means (a) options, warrants, convertible securities, exchangeable securities, subscription rights, conversion rights, exchange rights, or other Contracts that could require a Person to issue any of its Equity Interests or to sell any Equity Interests it owns in another Person; (b) any other securities convertible into, exchangeable or exercisable for, or representing the right to subscribe for any Equity Interest of a Person or owned by a Person; (c) statutory pre-emptive rights or pre-emptive rights granted under a Person’s Organizational Documents; and (d) stock appreciation rights, phantom stock, profit participation, or similar rights with respect to a Person.

“Confidential Information” means any information concerning the businesses and affairs of either the Buyer, on the one hand, or the Business and Seller, on the other hand.

“Consent” means any consent, approval, notification, waiver, or other similar action that is necessary or convenient.

“Contract” means any contract, agreement, arrangement, commitment, letter of intent, memorandum of understanding, heads of agreement, promise, obligation, right, instrument, document, purchase order, or other similar understanding, whether written or oral.

“Copyrights” means copyrights, whether registered or unregistered, in published works and unpublished works, and pending applications to register the same.

“Customer Consents” means the written consents by AEO and Target to the Transactions in a form reasonably satisfactory to the Seller and Buyer.

“Encumbrance” means any Order, Security Interest, Contract, easement, covenant, community property interest, equitable interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

“Enforceable” a Contract is “Enforceable” if it is the legal, valid, and binding obligation of the applicable Person enforceable against such Person in accordance with its terms, except as such enforceability may be subject to the effects of bankruptcy, insolvency, reorganization, moratorium, or other Laws relating to or affecting the rights of creditors, and general principles of equity.

“Environmental, Health, and Safety Requirements” means all Orders, Contracts, Laws, and programs (including those promulgated or sponsored by industry associations, insurance companies, and risk management companies) concerning or relating to public health and safety, worker/occupational health and safety, and pollution or protection of the environment, including those relating to the presence, use, manufacturing, refining, production, generation, handling, transportation, treatment, recycling, transfer, storage, disposal, distribution, importing, labeling, testing, processing, discharge, release, threatened release, control, or other action or failure to act involving cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise, or radiation, each as amended and as now or hereafter in effect.

“Equity Interest” means (a) with respect to a corporation, any and all shares of capital stock and any Commitments with respect thereto, (b) with respect to a partnership, limited liability company, trust or similar Person, any and all units, interests, or other partnership/limited liability company interests , and any Commitments with respect thereto, and (c) any other direct or indirect equity ownership or participation.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means each business or entity which is a member of a “controlled group of corporations,” under “common control” or an “affiliated service group” with Seller within the meaning of Sections 414(b), (c), or (m) of the Code, or required to be aggregated with Seller under Section 414(o) of the Code, or is under “common control” with Seller within the meaning of Section 4001(a)(14) of ERISA.

“Execution Date” is defined in the preamble to this Agreement.

“Expiration Date” means June 30, 2006.

“GAAP” means United States generally accepted accounting principles as in effect from time to time.

“Governmental Body” means any legislature, agency, bureau, branch, department, division, commission, court, tribunal, magistrate, justice, multi-national organization, quasi-governmental body, or other similar recognized organization or body of any federal, state, county, municipal, local, or foreign government or other similar recognized organization or body exercising similar powers or authority.

“Hired Active Employees” is defined in Section 8.8(b)(i).

“Indemnification Claim” is defined in Section 11.4(a).

“Indemnified Buyer Parties” means Buyer and its officers, directors, managers, employees, agents, representatives, controlling Persons, stockholders, and their Affiliates.

“Indemnified Parties” means, individually and as a group, the Indemnified Buyer Parties and the Indemnified Seller.

“Indemnified Seller” means Seller and its officers, directors, managers, employees, agents, representatives, controlling Persons, and stockholders (including Innovo).

“Indemnitor” means any Party having any Liability to any Indemnified Party under this Agreement.

“Innovo” is defined in the preamble to this Agreement.

“Innovo Shareholder Approval” is defined in Section 9.2(c).

“Intellectual Property” means any rights, licenses, liens, security interests, charges, encumbrances, equities, and other claims that any Person may have to claim ownership, authorship or invention, to use, to object to or prevent the modification of, to withdraw from circulation, or control the publication or distribution of any Marks, Patents, Copyrights, or Trade Secrets.

“IRS” means the Internal Revenue Service.

“Knowledge” means the knowledge of a Person’s officers and directors as of the Execution Date and the Closing Date after due investigation. With respect to particular areas of interest, “Knowledge” will include the knowledge of such Person’s employees charged with responsibility for a particular area of such Person’s operations.

“Law” means any law (statutory, common, or otherwise), constitution, treaty, convention, ordinance, equitable principle, code, rule, regulation, executive order, or other similar authority enacted, adopted, promulgated, or applied by any Governmental Body, each as amended and now and hereinafter in effect.

“Liability” or “Liable” means any liability or obligation, whether known or unknown, asserted or unasserted, absolute or contingent, matured or unmatured, conditional or unconditional, latent or patent, accrued or unaccrued, liquidated or unliquidated, or due or to become due.

“Marks” means all fictitious business names, trading names, corporate names, registered and unregistered trademarks, service marks, and applications.

“Material Adverse Change (or Effect)” means a change (or effect) in the condition (financial or otherwise), properties, assets, Liabilities, rights, obligations, operations, business, or prospects of a Person which change (or effect), individually or in the aggregate, could reasonably be expected to be materially adverse to such Person’s condition, properties, assets, Liabilities, rights, obligations, operations, business, or prospects.

“Material Consents” is defined in Section 9.1(e).

“Material Contracts” is defined in Section 6.12.

“Order” means any order, ruling, decision, verdict, decree, writ, subpoena, mandate, precept, command, directive, consent, approval, award, judgment, injunction, or other similar determination or finding by, before, or under the supervision of any Governmental Body, arbitrator, or mediator.

“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity, quality and frequency) of the relevant Person and its Subsidiaries in the industry in which the relevant Person and its Subsidiaries does business.

“Organizational Documents” means the articles of incorporation, certificate of incorporation, charter, bylaws, articles of formation, regulations, operating agreement, certificate of limited partnership, partnership agreement, and all other similar documents, instruments or certificates executed, adopted, or filed in connection with the creation, formation, or organization of a Person, including any amendments thereto.

“Parties” is defined in the preamble to this Agreement.

“Patents” means all (a) patents and patent applications, and (b) business methods, inventions, and discoveries that may be patentable.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Permit” means any permit, license, certificate, approval, consent, notice, waiver, franchise, registration, filing, accreditation, or other similar authorization required by any Law, Governmental Body, or Contract.

“Person” means any individual, partnership, limited liability company, corporation, association, joint stock company, trust, entity, joint venture, labor organization, unincorporated organization, or Governmental Body.

“Purchase Price” is defined in Section 3.1.

“Purchased Assets” means all right, title and interest that Seller possesses and has the right to transfer in and to all of the assets listed on Schedule 1.1 hereto.

“Qualifying Offer” means an offer of employment by Buyer to an Active Employee that would provide such Active Employee (i) an annual base salary or wage that is at least one hundred percent (100%) of the applicable Active Employee’s current base salary or wage level, (ii) eligibility to participate in employee benefit plans (within the meaning of Section 3(3) of ERISA) that are substantially similar to those provided to similarly situated employees of Buyer who are not covered by a collective bargaining agreement, and (iii) substantially similar duties and responsibilities as such Active Employee had prior to Closing.

“Schedules” mean the Schedules to this Agreement.

“Security Interest” means any security interest, deed of trust, mortgage, pledge, lien, charge, claim, or other similar interest or right, except for (i) liens for Taxes, assessments, governmental charges, or claims that are being contested in good faith by appropriate Actions promptly instituted and diligently conducted and only to the extent that a reserve or other appropriate provision, if any, has been made on the face of the Financial Statements in an amount equal to the Liability for which the lien is asserted, (ii) statutory liens of landlords and warehousemen’s, carriers’, mechanics’, suppliers’, materialmen’s, repairmen’s, or other like liens (including Contractual landlords’ liens) arising in the Ordinary Course of Business and with respect to amounts not yet delinquent and being contested in good faith by appropriate proceedings, only to the extent that a reserve or other appropriate provision, if any, has been made on the face of the Financial Statements in an amount equal to the Liability for which the lien is asserted; and (iii) liens incurred or deposits made in the Ordinary Course of Business in connection with workers’ compensation, unemployment insurance and other similar types of social security.

“Seller” is defined in the preamble to this Agreement.

“Seller Release” means the Release in the form of Exhibit H.

“Software” means computer software or middleware.

“Subsidiary” means, with respect to any Person: (a) any corporation of which more than 50% of the total voting power of all classes of the Equity Interests entitled (without regard to the occurrence of any contingency) to vote in the election of directors is owned by such Person directly or through one or more other Subsidiaries of such Person and (b) any Person other than a corporation of which at least a majority of the Equity Interest (however designated) entitled (without regard to the occurrence of any contingency) to vote in the election of the governing body, partners, managers or others that will control the management of such entity is owned by such Person directly or through one or more other Subsidiaries of such Person.

“Target” means Target Corporation and its subsidiaries, divisions and Affiliates.

“Tax” and “Taxes” includes (1) any federal, state, local or foreign income, gross receipts, capital, franchise, import, goods and services, value added, sales and use, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, personal property, capital stock, social security, unemployment, disability, payroll, license, employee withholding, unclaimed property, escheat or other tax of any kind whatsoever, including any interest, penalties or additions to tax or additional amounts in respect of the foregoing, (2) any liability for the payment of any amounts of the type described in (1) as a result of being a member of a consolidated, combined, unitary or aggregate group for any Taxable period, and (3) any liability for the payment of any amounts of the type described in (1) or (2) as a result of being a transferee or successor to any Person or as a result of any express or implied obligation to indemnify any other Person.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes required to be filed with any Governmental Body, including any schedule or attachment thereto, and including any amendment thereof.

“Termination Date” means the earlier to occur of (a) the Expiration Date and (b) the date on which this Agreement is terminated pursuant to Section 10.1 (other than Section 10.1(b)).

“Threatened” means a demand or statement has been made (orally or in writing) or a notice has been given (orally or in writing), or any other event has occurred or any other circumstances exist that would lead a prudent Person to conclude that a cause of Action or other matter is likely to be asserted, commenced, taken, or otherwise initiated.

“Trade Secrets” means all know-how, trade secrets, confidential information, customer lists, Software (source code and object code), technical information, data, process technology, plans, drawings, and blue prints.

“Transaction Documents” means this Agreement, Assumption and Assignment Agreement, the Azteca Note and the Bill of Sale.

“Transactions” means: (a) the sale of the Purchased Assets by Seller to Buyer and Buyer’s delivery of the Purchase Price therefor; (b) the execution, delivery, and performance of all of the documents, instruments, and agreements to be executed, delivered, and performed in connection herewith including each Transaction Document; and (c) the performance by Buyer and the Seller of their respective covenants and obligations (pre- and post-Closing) under this Agreement.

“Treas. Reg.” means the proposed, temporary and final regulations promulgated under the Code.

“WARN Act” is defined in Section 6.16(c).

ARTICLE 2.

PURCHASE AND SALE OF ASSETS

2.1 Purchase and Sale of Assets.

On and subject to the terms and conditions of this Agreement, Buyer agrees to purchase from Seller, and Seller agrees to sell, transfer, convey, and deliver to Buyer, all of the Purchased Assets, free and clear of any Encumbrances (other than the Assumed Liabilities) for the consideration specified in ARTICLE 3 below.

2.2 Assumed Liabilities.

Buyer agrees to assume and be responsible for the Assumed Liabilities listed on Schedule 2.2 hereof at the Closing and will enter into the Assumption and Assignment Agreement with Seller and Innovo. Buyer will not assume or have any responsibility, however, with respect to any other liability or obligation of Seller not listed on such Schedule (any such liability or obligation of Seller not listed on such Schedule being hereinafter referred to as an “Excluded Liability”).

ARTICLE 3.

PURCHASE PRICE

3.1 Purchase Price.

(a) The aggregate purchase price for the Purchased Assets shall be $10,436,654.71 (the “Purchase Price”), subject to adjustment under Section 3.1(b) below, consisting of Buyer’s assumption of the Assumed Liabilities at Closing as set forth in Section 2.2 above, including (i) the Buyer Note to be executed by Buyer at Closing in favor of API, the principal amount of which shall be the outstanding amounts owed by Seller under the Azteca

Note as of the Closing Date, with the Azteca Note to be cancelled and satisfied by API at Closing and all obligations of Seller thereunder assumed by Buyer under the Buyer Note and (ii) the Related Party Balance; and

(b) The Purchase Price is based on the estimation that the liabilities assumed at the Closing (excluding the Azteca Note) consist of $2,500,000 of Innovo’s obligations to API (the “Related Party Balance”). If the Related Party Balance as of the Closing Date exceeds $2,600,000 (the “Related Party Balance Threshold”), then the Purchase Price shall be increased, dollar for dollar, by the amount of the difference between the Related Party Balance and the Related Party Balance Threshold. To the extent that the aggregate value of the Related Party Balance does not exceed or is below the Related Party Balance Threshold then no adjustment shall be made to the Purchase Price.

(c) Schedule 3.1 sets forth an allocation of the Purchase Price (and all other capitalized costs) among the Purchased Assets of the Seller in accordance with Section 1060 of the Code and the Treasury regulations thereunder (and any similar provision of state, local or foreign law, as appropriate), subject to any adjustment to the Purchase Price pursuant to Section 8.7(d) and Article 11. Buyer and Seller and their respective Affiliates shall report, act and file Tax Returns (including, but not limited to IRS Forms 8594) in all respects and for all purposes consistent with Schedule 3.1. Neither Buyer nor Seller shall take any position (whether in audits, Tax Returns or otherwise) which is inconsistent with such allocation unless required to do so by applicable law.

ARTICLE 4.

CLOSING

4.1 The Closing.

The closing of the purchase and sale of the Purchased Assets (the “Closing”) will take place at the offices of Fulbright & Jaworski L.L.P., 666 Fifth Avenue, New York, New York 10103, or any other mutually agreed upon location or time, on the third business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the purchase and sale of the Purchased Assets (other than conditions with respect to actions the respective Parties will take at the Closing itself) or such other date as Buyer and Seller may mutually determine (the “Closing Date”).

4.2 Deliveries at the Closing.

At the Closing:

(a) Seller will deliver to Buyer:

(i) The Bill of Sale, duly executed by Seller.

(ii) The Assumption and Assignment Agreement, duly executed by Seller, Innovo and Buyer.

(iii) The Customer Consents duly executed by AEO and Target.

(iv) Such other bills of sale, assignments, and other instruments of transfer or conveyance as Buyer may reasonably request or as may be otherwise necessary to evidence and effect the sale, assignment, transfer, conveyance, and delivery of the Purchased Assets to Buyer.

(v) An Officers’ Certificate, substantially in the form of Exhibit D, duly executed on Seller’s behalf, as to whether each condition specified in Sections 9.1(a) through 9.1(d) has been satisfied in all respects.

(vi) A duly executed certificate in the form specified by Treasury Regulation Section 1.1445-2(b)(2).

(vii) A Secretary’s certificate for Seller, substantially in the form of Exhibit E, duly executed on behalf of Seller.

(b) Buyer will deliver the following to Seller:

(i) The Assumption and Assignment Agreement, duly executed by Buyer.

(ii) An Officers’ Certificate, substantially in the form of Exhibit F, duly executed on Buyer’s behalf, as to whether each condition specified in Sections 9.2(a) through 9.2(d)(i) has been satisfied in all respects.

(iii) A Secretary’s certificate, substantially in the form of Exhibit G, duly executed on Buyer’s behalf.

4.3 Obtaining Further Consents.

Anything in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign any of the Purchased Assets or any claim or right or any benefit arising thereunder or resulting therefrom if an attempted assign thereof, without the consent of a third Person, would constitute a breach or other contravention thereof or in any way adversely affect the rights of Buyer thereunder. The Seller will use its Best Efforts to obtain the consent of any such Person for the assignment to Buyer of any such Purchased Asset. If such consent is not obtained prior to Closing, or if an attempted assignment thereof would be ineffective or would adversely affect the rights of Seller thereunder so that Buyer would not in fact receive all such rights, then Buyer, its sole discretion, may elect to waive the closing condition and in such event the Seller and Buyer agree to cooperate in devising and implementing a mutually satisfactory arrangement under which Buyer would obtain substantially all of the benefits from and after the Closing Date in accordance with this Agreement.

ARTICLE 5.

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller that the statements contained in this ARTICLE 5 are correct and complete as of the Execution Date and will be correct and complete as of the Closing Date (as though made then and except as expressly provided in a representation or warranty, as though the Closing Date were substituted for the Execution Date throughout this ARTICLE 5), except as set forth in the Schedules that Buyer has delivered to Seller on the Execution Date.

5.1 Organization of Buyer.

Buyer is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Delaware. Buyer has the requisite corporate power and authority necessary to own or lease its properties and to carry on its businesses as currently conducted. There is no pending or Threatened Action (or Basis therefor) for the dissolution, liquidation, insolvency, or rehabilitation of Buyer.

5.2 Authority of Buyer; Enforceability.

Buyer has the relevant corporate power and authority necessary to execute and deliver each Transaction Document to which it is a party and to perform and consummate the Transactions contemplated by this Agreement. Buyer has taken all corporate action necessary to authorize the execution and delivery of each Transaction Document to which Buyer is a party, the performance of its obligations thereunder, and the consummation of the Transactions. Each Transaction Document to which Buyer is a party has been duly authorized, executed, and delivered by, and is Enforceable against, Buyer.

5.3 No Violation.

Except as listed on Schedule 5.3, the execution and the delivery of the Transaction Documents to which Buyer is a party by Buyer and the performance of the Transactions by Buyer will not (a) Breach any Law or Order to which Buyer is subject or any provision of Buyer’s Organizational Documents; (b) Breach any Contract, Order, or Permit to which Buyer is a party or by which it is bound or to which any of the Purchased Assets are subject; or (c) require any Consent.

5.4 No Finder.

Buyer has no Liability to pay any compensation to any broker, finder, or agent with respect to the Transactions for which any Seller could become Liable.

5.5 [Intentionally Omitted].

5.6 Litigation.

Schedule 5.6 sets forth each instance in which Buyer (a) is subject to any outstanding Order or (b) is a party, the subject of, or, to the Buyer’s Knowledge, is Threatened to be made a party to or the subject of any Action. No Action required to be set forth in Schedule 5.6 questions the Enforceability of this Agreement or the Transactions, or could result in any Material Adverse Change with respect to Buyer.

5.7 Solvency.

Buyer is not now insolvent, nor will Buyer be rendered insolvent by any of the Transactions. As used herein, “insolvent” means that the sum of the Liabilities of Buyer exceeds the fair present value of Buyer’s assets.

5.8 Representations Complete.

Except as and to the extent set forth in this Agreement, Buyer makes no representations or warranties whatsoever (INCLUDING ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR CONFORMITY TO MODELS OR SAMPLES OF MATERIALS) to Seller and hereby disclaims all Liability and responsibility for any representation, warranty, statement, or information not included herein that was made, communicated, or furnished (orally or in writing) to Seller or its representatives (including any opinion, information, projection, or advice that may have been or may be provided to Seller by any director, officer, employee, agent, consultant, or representative of Buyer or Affiliate thereof).

ARTICLE 6.

REPRESENTATIONS AND WARRANTIES CONCERNING INNOVO, SELLER AND THE BUSINESS

Seller represents and warrants to Buyer that the statements contained in this ARTICLE 6 are correct and complete as of the Execution Date and will be correct and complete as of the Closing Date (as though made then and, except as expressly provided in a representation or warranty, as though the Closing Date were substituted for the Execution Date throughout this ARTICLE 6), except as set forth in the Schedules Seller has delivered to Buyer on the Execution Date.

6.1 Entity Status.

Seller is a corporation duly organized, validly existing, and in good standing under the Laws of the State of California. Seller is duly authorized to conduct the Business and is in good standing under the laws of each jurisdiction where the nature or operation of the Business makes such qualification necessary, all of which jurisdictions are set forth on Schedule 6.1. Seller has the requisite corporate power and authority necessary to own, lease and operate the Business as currently conducted and as proposed to be conducted. Seller has delivered to Buyer correct and complete copies of Seller’s Organizational Documents, as amended to date. Seller is not in Breach of any provision of its Organizational Documents. There is no pending or Threatened Action (or Basis therefor) for the dissolution, liquidation, insolvency, or rehabilitation of Seller.

6.2 Power and Authority; Enforceability.

Each of Seller and Innovo has the relevant corporate power and authority necessary to execute and deliver each Transaction Document to which it is a party and to perform and consummate the Transactions. Each of Seller and Innovo has taken all action necessary to authorize the execution and delivery of each Transaction Document to which it is a party, the performance of its respective obligations thereunder, and the consummation of the Transactions.

Each Transaction Document to which Seller and/or Innovo is a party has been duly authorized, executed, and delivered by, and is Enforceable against Seller and/or Innovo, as applicable.

6.3 No Violation.

Except as listed on Schedule 6.3, the execution and the delivery of the applicable Transaction Documents by Seller and Innovo and the performance of its respective obligations hereunder and thereunder, and consummation of the Transactions by Seller or Innovo will not (a) Breach any Law or Order to which Seller or Innovo is subject or any provision of the Organizational Documents of Seller or Innovo; (b) Breach any Contract, Order, or Permit to which Seller or Innovo is a party or by which it is bound or to which any of the Purchased Assets are subject (or result in the imposition of any Encumbrance upon the Purchased Assets); (c) require any Consent; (d) Breach any other note, instrument, agreement, mortgage, base, license, franchise, permit or other authorization, rights, restriction or obligation to which Seller, Innovo or API is a party or any of the Purchased Assets is subject or by which Seller or Innovo is bound

6.4 Brokers’ Fees.

Neither Seller nor Innovo has any Liability to pay any compensation to any broker, finder, or agent with respect to the Transactions for which Buyer could become directly or indirectly Liable.

6.5 Financial Statements.

Set forth on Schedule 6.5 are the following financial statements for the Business (collectively the “Financial Statements”):

(a) Unaudited statements of revenues, direct expenses and identified corporate expenses before interest and taxes as of and for each of the fiscal years ended November 29, 2003, November 27, 2004 and November 26, 2005 for the Business and the three months ended February 25, 2006 and February 26, 2005. The fiscal year ended November 26, 2005 is referred to herein as the “Most Recent Fiscal Year”.

(b) Unaudited balance sheets as of November 26, 2005 and February 25, 2006 (the “Most Recent Balance Sheet Date”) for the Business.

(c) The Financial Statements, which have been extracted from the books and records of Seller (which books and records are the basis for Seller’s audited consolidated financial statements), have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, present fairly the financial condition of the Business as of such dates and the results of operations of the Business for such periods, are correct and complete, and are consistent with the books and records of Seller. Since the Most Recent Balance Sheet Date, Seller has not effected any change in any method of accounting or accounting practice, except for any such change required because of a concurrent change in GAAP.

Seller has no Knowledge that the Financial Statements cannot be audited in accordance with Generally Accepted Auditing Standards within 75 days after the date hereof.

The Liabilities constituting the Related Party Balance were incurred in the Ordinary Course of Business.

6.6 Subsequent Events.

Except as set forth in Schedule 6.6, since January 31, 2006, Seller has operated the Business in the Ordinary Course of Business and there have been no events, series of events or the lack of occurrence thereof which, singularly or in the aggregate, could reasonably be expected to have a Material Adverse Effect on the Business.

6.7 Compliance with Law.

The Seller has complied in all material respects with, is not in violation in any material respect of and has not received any notices of violation with respect to, any applicable Law with respect to the ownership or operation of the Business. No investigation or review by any Governmental Body (including without limitation any audit or similar review by any federal, state or local taxing authority) with respect to the Business is pending or, to the Seller’s Knowledge, Threatened, nor has any Governmental Body indicated in writing to the Seller an intention to conduct the same.

6.8 Legal Compliance.

Seller and its respective predecessors and Affiliates have conducted the Business in compliance with all applicable Laws, and no Action is pending or Threatened (and there is no Basis therefor) against them alleging any failure to so comply. No expenditures in excess of $25,000 are, or based on applicable Law, will be required of Seller or Buyer for the Business to remain in compliance with applicable Law.

6.9 Tax Matters.

There are no Liabilities for Taxes relating to the Business, including Taxes relating to prior periods, other than those for which Seller has adequately reserved funds for payment. Seller has duly filed when due all Tax Returns required to be filed by or with respect to Seller, including in connection with and in respect of the Business and the assets and employees related thereto. All such Tax Returns have been properly prepared and timely filed and are true, correct and complete in all material respects and have been completed in accordance with applicable Law. All Taxes due and owing by Seller (whether or not shown or required to be shown on any Tax Return) have been timely paid and discharged. Seller has withheld and paid all Taxes required to be withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, and has otherwise complied in all material respects with applicable Law relating to the payment and withholding of Taxes. Seller has made available to Buyer accurate and complete copies of all of its Tax reports and Tax Returns relating to the Business for all periods, except those periods for which returns are not yet due. No Tax Return concerning or relating to Seller or its operations has been audited or examined by a government or taxing authority for any period after December 31, 2000, nor is any audit or examination in process or pending, and Seller has not been notified of any request for such an audit or other examination. To its Knowledge, Seller is not a party to any Action for assessment or collection of Taxes. No claim has been made by a taxing authority in a jurisdiction where Tax Returns concerning or relating to the Business or the Purchased Assets have not been filed such that it is or may be subject to taxation by that jurisdiction. Seller has not received any notice of any Tax deficiency outstanding, proposed or assessed against or allocable to it in respect of the Business, its assets or employees, and has not executed any waiver of any statute of limitations on the assessment or collection of any Tax or executed or filed with any Governmental Body any Contract now in effect extending the period for assessment or collection of any Taxes against it in respect of the Business, its assets or employees. There are no Encumbrances for Taxes upon, or pending or Threatened against, any Purchased Asset. Seller is not subject to any Tax allocation or sharing Contract relating to the Business. Seller (i) has not been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than a group the common parent of which was Seller) or (ii) has no Liability for the Taxes of any Person under Treas. Reg. Section 1.1502-6 or similar Law, as a transferee or successor, by Contract, or otherwise.

6.10 Title to Purchased Assets.

Seller has good, marketable, and indefeasible title to all of the Purchased Assets, in each case free and clear of all Encumbrances. Upon and following the Closing, Buyer will have good, marketable, and indefeasible title to all of the Purchased Assets, in each case free and clear of all Encumbrances. The Purchased Assets constitute all the assets used in the operation of the business since January 31, 2005 (other than inventory sold and accounts receivable in the Ordinary Course of Business).

6.11 Intellectual Property.

(a) With respect to each Trade Secret constituting Purchased Assets, the documentation provided to Buyer relating to such Trade Secret is current, accurate, and sufficient in detail and content to identify and explain it and to allow its full and proper use by Buyer without reliance on any individual’s knowledge or memory. Seller has taken all reasonable precautions to protect such Trade Secret’s secrecy, confidentiality, and value. No such Trade Secret is part of the public knowledge or literature or, to Seller’s Knowledge, has been used, divulged, or appropriated either for the benefit of any third person or the detriment of the Business. No such Trade Secret required is subject to any adverse claim nor has any adverse claim been Threatened with respect to any such Trade Secret and there is no Basis therefor.

(b) Seller owns or has the right to use pursuant to an Enforceable Contract all Intellectual Property necessary or desirable to operate the Business. Each item of Intellectual Property used by Seller in the operation of the Business immediately prior to the Closing will be owned or available for use by Buyer on identical terms and conditions immediately subsequent to the Closing. Seller has taken all necessary and desirable action to maintain and protect the ownership, confidentiality and value of each item of Intellectual Property that it owns or uses.

(c) Seller has delivered to Buyer correct and complete copies of all written documentation evidencing ownership and prosecution (if applicable) of each item of

Intellectual Property used by Seller in the operation of the Business. With respect to each such item of Intellectual Property:

(i) Seller possesses all right, title, and interest in and to the item, free and clear of any Encumbrance;

(ii) the item is not subject to any outstanding Order;

(iii) no Action is pending or Threatened (and there is no Basis therefor) which challenges the Enforceability, use, or ownership of the item; and

(iv) Seller has never agreed to indemnify any person for or against any interference, infringement, misappropriation, or other conflict with respect to the item.

(d) In respect of the Business, Seller has not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any other person’s Intellectual Property, and Seller has never received any notice alleging any such interference, infringement, misappropriation, violation or conflict (including any claim that Seller must license or refrain from using any other person’s Intellectual Property). No third Person has any Intellectual Property that interferes or would be likely to interfere with Buyer’s use of any of its Intellectual Property. Buyer’s use of such Intellectual Property in the same manner as used by Seller will not interfere with, infringe upon, misappropriate, or otherwise come into conflict with, any Intellectual Property rights of any other Person as a result of the continued operation of the Business as currently conducted and as currently proposed to be conducted. To Seller’s Knowledge, no other Person has interfered with, infringed upon, misappropriated, or otherwise come into conflict with the Intellectual Property used in the operation of the Business.

(e) No former and current employees engaged in the Business have executed written Contracts with Seller that assign to Seller all rights to any inventions, improvements, discoveries, or information relating to the Business. No employee engaged in the Business has entered into any Contract that restricts or limits in any way the scope or type of work in which the employee may be engaged or requires the employee to transfer, assign, or disclose information concerning his work or her work to any person other than Seller.

6.12 Contracts.

Each material Contract (as amended to date) related to the Business, including the Contracts with AEO and Target, is listed in Schedule 6.12 (the “Material Contracts”). Seller has delivered to Buyer a correct and complete copy of each such contract. With respect to each such Material Contract:

(i) the Contract is Enforceable;

(ii) the Contract will continue to be Enforceable on identical terms following the consummation of the Transactions;

(iii) Seller is, and to Seller’s Knowledge the other parties to such Contracts are, not in Breach of such Contract, and no event has occurred that, with notice or lapse of time, would constitute a Breach under the Contract; and

(iv) no party to the Contract has repudiated any provision of the Contract.

6.13 Purchase Commitments.

As of March 21, 2006, the aggregate of all accepted and unfulfilled orders for the sale of merchandise relating to the Business entered into by Seller is at least $17,991,242.13, all of which orders and commitments were made in the Ordinary Course of Business and are listed on Schedule 6.13 and, to Seller’s Knowledge, all of such orders will be fulfilled within the time specified by such order. There are no claims against Seller to return merchandise relating to the Business by reason of alleged overshipments, defective merchandise or otherwise, or of merchandise in the hands of customers under an understanding that such merchandise would be returnable. No ordinary purchase or outstanding lease commitment of Seller relating to the Business presently is in excess of the normal, ordinary and usual requirements of the Business or was made at any price in excess of the now current market price or contains terms and conditions more onerous than those usual and customary in the Business.

6.14 Litigation.

Schedule 6.14 sets forth each instance in which Seller (a) is subject to any outstanding Order or (b) is a party, the subject of, or, to Seller’s Knowledge, is Threatened to be made a party to or the subject of any Action. No Action required to be set forth in Schedule 6.14 questions the Enforceability of this Agreement or the Transactions, or could result in any Material Adverse Change with respect to Seller.

6.15 Product Warranty.

Each product manufactured, sold, leased, or delivered by Seller for the Business has been in conformity with all applicable Law, Contracts, and all express and implied warranties, and neither Seller nor the Business has any Liability (and there is no Basis for any present or future Action against Seller or the Business giving rise to any Liability) for replacement or repair thereof or other damages in connection therewith. No product designed, manufactured, sold, leased, or delivered by Seller for the Business is subject to any guaranty, warranty, or other indemnity or similar Liability beyond the applicable standard terms and conditions of sale or lease. Schedule 6.15 includes copies of the standard terms and conditions of sale or lease for products and services offered by the Business.

6.16 Employees.

(a) Schedule 6.16(a) contains a complete and accurate list of the following information for each employee, director, independent contractor, consultant and agent of Seller primarily engaged in the Business, including each employee on leave of absence or layoff status: employer; name; job title; date of hiring or engagement; date of commencement of employment or engagement; current compensation paid or payable and any change in compensation since January 1, 2005; sick and vacation leave that is accrued but unused; and service credited for purposes of vesting and eligibility to participate under any Employee Benefit Plan, or any other employee or director benefit plan.

(b) Schedule 6.16(b) states the number of employees engaged in the Business terminated by Seller since September 1, 2005, and contains a complete and accurate list of the following information for each employee engaged in the Business who has been terminated or laid off, or whose hours of work have been reduced by more than fifty percent (50%) in the six (6) months prior to the Execution Date: (i) the date of such termination, layoff or reduction in hours; (ii) the reason for such termination, layoff or reduction in hours; and (iii) the location to which the employee was assigned.

(c) Seller has not violated, and the consummation of the transactions contemplated hereby will not violate, the Worker Adjustment and Retraining Notification Act (the “WARN Act”) or any similar state or local Law.

(d) To Seller’s Knowledge, no employee, consultant, or contractor engaged in the Business is bound by any Contract that purports to limit the ability of such employee, consultant, or contractor (i) to engage in or continue or perform any conduct, activity, duties or practice relating to the Business or (ii) to assign to Seller or to any other Person any rights to any invention, improvement, or discovery. No former or current employee of the Business is a party to, or is otherwise bound by, any Contract that in any way adversely affected, affects, or will affect the ability of Buyer to conduct the Business as heretofore carried on by Seller.

(e) Seller is not a party to or bound by any collective bargaining Contract relating to the Business, nor has it experienced any strikes, grievances, claims of unfair labor practices, or other collective bargaining disputes relating to the Business. Seller has not committed any unfair labor practice (as determined under any Law) relating to the Business. Seller has no Knowledge of any organizational effort currently being made or Threatened by or on behalf of any labor union with respect to any persons employed for the Business.

(f) The Business is in compliance in all material respects with all currently applicable Law respecting terms and conditions of employment including, without limitation, applicant and employee background checking, immigration laws, discrimination laws, verification of employment eligibility, employee leave laws, classification of workers as employees and independent contractors, wage and hour laws, and occupational safety and health laws. There are no Actions pending or, to the Seller’s Knowledge, reasonably expected or Threatened, between the Business, on the one hand, and any or all of its current or former employees, on the other hand, including, but not limited to, any claims for actual or alleged harassment or discrimination based on race, national origin, age, sex, sexual orientation, religion, disability, or similar tortious conduct, breach of Contract, wrongful termination, defamation, intentional or negligent infliction of emotional distress, interference with Contract or interference with actual or prospective economic advantage. There are no claims pending, or, to the Seller’s Knowledge, reasonably expected or Threatened, against the Business under any workers’ compensation or long term disability plan or policy.

6.17 Employee Benefits.

Schedule 6.17 lists each “employee benefit plan” within the meaning of Section 3(3) of ERISA, “multiemployer plan” within the meaning of Section 3(37) of ERISA, non-qualified deferred compensation plan, qualified defined contribution retirement plan, qualified defined benefit retirement plan, severance or retiree welfare plan or program or other material fringe benefit plan or program that Seller or any ERISA Affiliate sponsors or maintains for the Business or to which Seller or any ERISA Affiliate contributes (or has an obligation to contribute) in respect of the Business (the “Employee Benefit Plans”). With respect to any employee benefit plan, within the meaning of Section 3(3) of ERISA, which is sponsored, maintained or contributed to, or has been sponsored, maintained or contributed to, within six years prior to the Closing Date, by Seller or any ERISA Affiliate, (a) no withdrawal liability, within the meaning of Section 4201 of ERISA, has been incurred, (b) no Liability to the PBGC has been incurred by Seller or any ERISA Affiliate, (c) no accumulated funding deficiency, whether or not waived, within the meaning of Section 302 of ERISA or Section 412 of the Code has been incurred, and (d) all contributions (including installments) to such plan required by Section 302 of ERISA and Section 412 of the Code and all contributions required to be made to any “multiemployer plan” within the meaning of Section 3(37) of ERISA have been timely made. With respect to any kind of employee benefit plan for the Business, such plan has been funded and maintained in compliance with all Laws applicable thereto and the requirements of such plan’s governing documents. None of the Purchased Assets are subject to a lien or security interest imposed by Section 401(a)(29) or 412(n) of the Code or by ERISA and no event has occurred and no circumstance exists under which could result in the imposition of such a lien or security interest on any of the Purchased Assets.

6.18 Environmental, Health, and Safety Matters.

Except as set forth in Schedule 6.18, (a) Seller has complied and is in compliance with all Environmental, Health, and Safety Requirements in connection with owning, using, maintaining, or operating the Business or any assets related thereto, (b) each location at which Seller operates or has operated the Business is in compliance with all Environmental, Health, and Safety Requirements, and (c) there are no pending, or any Threatened, allegations by any Person that any of the assets or properties the Business are not, or have not been, conducted in compliance with all Environmental, Health, and Safety Requirements.

6.19 Customers and Suppliers.

Schedule 6.19 lists the Business’s two (2) largest customers during the 12 month period ending on the date hereof. Except as set forth in Schedule 6.19, Seller has not received notice of termination or an intention to terminate the relationship with the Business from AEO, Target or any other customer.

6.20 Permits.

Seller possesses all Permits required to be obtained for operation of the Business. Schedule 6.20 sets forth a list of all such Permits. Except as set forth in Schedule 6.20, with respect to each such Permit:

(a) it is valid, subsisting and in full force and effect and is transferable to Buyer without consent of any Person;

(b) there are no violations of such Permit that could reasonably be expected to result in a termination of such Permit;

(c) Seller has not received notice that such Permit will not be renewed; and

(d) the Transactions will not adversely affect the validity of such Permit or cause a cancellation of or otherwise adversely affect such Permit.

6.21 Solvency.

(a) Seller is not now insolvent, nor will Seller be rendered insolvent by any of the Transactions. As used herein, “insolvent” means that the sum of the Liabilities of Seller exceeds the fair present value of its assets.

(b) Immediately after giving effect to the consummation of the Transactions:

(i) Seller will be able to pay its Liabilities as they become due in the Ordinary Course of Business of Seller;

(ii) Seller will not have unreasonably small capital with which to conduct its present or proposed business;

(iii) Seller will have assets (calculated at fair market value) that exceed its Liabilities; and

(iv) Taking into account all pending and Threatened Actions, final judgments against Seller in Actions for money damages are not reasonably anticipated to be rendered at a time when, or in amounts such that, Seller will be unable to satisfy any such judgments promptly in accordance with their terms (taking into account the maximum probable amount of such judgments in any such Actions and the earliest reasonable time at which such judgments might be rendered) as well as all other obligations of Seller.

6.22 Accuracy of Information Furnished.

No representation, statement, or information contained in this Agreement (including the Schedules) or any Contract or document executed in connection herewith or delivered pursuant hereto or thereto or made available or furnished to Buyer or its representatives by Seller contains or will contain any untrue statement of a material fact or omits or will omit any material fact necessary to make the information contained therein not misleading. Seller has provided Buyer with correct and complete copies of all documents listed or described in the Schedules. Notwithstanding the foregoing, (a) except as otherwise provided in Section 7.6, Buyer may only rely on the most recent version of any information Seller furnishes to Buyer that supersedes previous information provided to Buyer, provided that Seller indicates in writing that such information supersedes previous information provided (specifying which information is superseded) and (b) subject to the next sentence, Seller will not be Liable with respect to financial projections or estimates of the Business’s future performance. All projections and estimates that have been provided to Buyer at the time of creation were reasonably made in good faith based on reasonable assumptions, given the circumstances at the time such assumptions were made.

6.23 Certain Business Practices.

Neither Seller nor Innovo, nor, to the Knowledge of Seller, any director, officer, agent or employee of Seller or Innovo has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (iii) made any other unlawful payment.

6.24 Proxy Statement.

None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the proxy statement prepared by Seller in connection with obtaining stockholder approval of the transactions contemplated hereby (the “Proxy Statement”) will, at the date it is first mailed to the Seller’s stockholders and at the time of the Seller stockholder meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation is made by the Seller with respect to statements made or incorporated by reference therein based on information supplied in writing by Buyer specifically for inclusion or incorporation by reference therein. The Proxy Statement will comply as to form in all material respects with the requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

6.25 Fairness Opinion.

Seller has received an acceptable fairness opinion respecting the adequacy of consideration received by Seller from the Transactions.

6.26 Representations Complete.

Except as and to the extent set forth in this Agreement, Seller makes no representations or warranties whatsoever (including any implied or express warranty of merchantability, fitness for a particular purpose, or conformity to models or samples of materials) to Buyer and Seller hereby disclaims all Liability and responsibility for any representation, warranty, statement, or information not included herein that was made, communicated, or furnished (orally or in writing) to Buyer or its representatives (including any opinion, information, projection, or advice that may have been or may be provided to Buyer by any director, officer, employee, agent, consultant, or representative of Seller).

ARTICLE 7.

PRE-CLOSING COVENANTS

The Parties agree as follows with respect to the period between the Execution Date and the earlier of the Closing and the Termination Date:

7.1 General.

Each Party will use its Best Efforts to take all actions and do all things necessary, proper, or advisable to consummate, make effective, and comply with all of the terms of this Agreement and the Transactions applicable to it (including satisfaction, but not waiver, of the Closing conditions for which it is responsible or otherwise in control, as set forth in ARTICLE 9).

7.2 Notices and Consents.

(a) Seller will give any notices to third parties, and will use its respective Best Efforts to obtain any third party Consents listed on Schedule 6.3, or that Buyer reasonably may otherwise request in connection with the matters referred to in Section 6.3. Seller will give any notices to, make any filings with, and use its Best Efforts to obtain any Consents of Governmental Bodies, if any, required or reasonably deemed advisable by Buyer pursuant to any applicable Law in connection with the Transactions including in connection with the matters referred to in Section 6.3.

(a) Buyer will give any notices to third parties, and will use its Best Efforts to obtain any third party Consents listed on Schedule 5.3, that Seller reasonably may otherwise request in connection with the matters referred to in Section 5.3. Buyer will give any notices to, make any filings with, and use its Best Efforts to obtain any Consents of Governmental Bodies, if any, required or reasonably deemed advisable by Seller pursuant to any applicable Law in connection with the Transactions including in connection with the matters referred to in Section 5.3.

(b) Nothing in this Section 7.2 will require that (i) Buyer or its Affiliates divest, sell, or hold separately any of its assets or properties, or (ii) Buyer, its Affiliates, or Seller (the determination with respect to which Buyer will make) take any actions that could affect the normal and regular operations of Buyer, its Affiliates, or the operation of the Business after the Closing.

7.3 Operation of Business.

Seller shall not engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business of the Business or engage in any practice, take any action, or enter into any transaction of the sort described in Section 6.6. Subject to compliance with applicable Law, Seller will confer on a regular and frequent basis with one or more representatives of Buyer to report on operational matters and the general status of the Business and its operations and finances and will promptly provide to Buyer or its representatives copies of all filings made with any Governmental Body during such period on behalf of the Business.

7.4 Preservation of Business.

Seller will use its Best Efforts to keep the Business and its properties, including without limitation the Trade Secrets and Intellectual Property included in the Purchased Assets, substantially intact, including its present operations, working conditions, and relationships with lessors, licensors, suppliers, customers, and employees.

7.5 Full Access.

Seller will permit representatives of Buyer (including financing providers) to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Business, to all premises, properties, personnel, books, records, Contracts, and documents pertaining to the Business and will furnish copies of all such books, records, Contracts and documents and all financial, operating and other data, and other information as Buyer may reasonably request; provided, however, that no investigation pursuant to this Section 7.5 will affect any representations or warranties made herein or the conditions to the Parties’ obligations to consummate the Transactions.

7.6 Notice of Developments.

Seller will give prompt written notice to Buyer of any development occurring after the Execution Date which causes or reasonably could be expected to cause a Breach of any of the representations and warranties in ARTICLE 6. Buyer will give prompt written notice to Seller of any development occurring after the Execution Date which causes or reasonably could be expected to cause a Breach of any of the representations and warranties in ARTICLE 5. No disclosure by any Party pursuant to this Section 7.6 or otherwise will be deemed to amend or supplement the Schedules or to prevent or cure any misrepresentation or Breach of any representation, warranty, or covenant.

7.7 Exclusivity.

Neither Seller nor Innovo nor any of their respective Affiliates, officers, directors, employees, agents or representatives, will (a) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of any Equity Interests of Seller or Innovo or any portion of the assets used in the Business (including any acquisition structured as a merger, consolidation, or share exchange) or (b) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing. Seller will notify Buyer immediately if any Person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing and the terms of any such proposal, offer, inquiry, or contact.

7.8 Confidentiality; Publicity.

Except as may be required by Law, stock exchange or as otherwise expressly contemplated herein, no Party or their respective Affiliates, employees, agents, and representatives will disclose to any third party the existence of this Agreement, the subject matter or terms hereof or any Confidential Information concerning the business or affairs of any other Party (including, in respect of Seller, the Business) that it may have acquired from such Party in the course of pursuing the Transactions without the prior written consent of Seller or Buyer, as the case may be; provided, however, any Party may disclose any such Confidential Information as follows: (a) to such Party’s Affiliates and its or its Affiliates’ employees, lenders, counsel, or accountants, the actions for which the applicable Party will be responsible; (b) to comply with any applicable Law or Order, provided that prior to making any such disclosure the Party making the disclosure notifies the other Party of any Action of which it is aware which may result in disclosure and uses its Best Efforts to limit or prevent such disclosure; (c) to the extent that the Confidential Information is or becomes generally available to the public through no fault of the Party or its Affiliates making such disclosure; (d) to the extent that the same information is in the possession (on a non-confidential basis) of the Party making such disclosure prior to receipt of such Confidential Information; (e) to the extent that the Party that received the Confidential Information independently develops the same information without in any way relying on any Confidential Information; or (f) to the extent that the same information becomes available to the Party making such disclosure on a nonconfidential basis from a source other than a Party or its Affiliates, which source, to the disclosing Party’s Knowledge, is not prohibited from disclosing such information by a legal, Contractual, or fiduciary obligation to the other Party. If the Transactions are not consummated, each Party will return or destroy as much of the Confidential Information concerning the other Party as the Parties that have provided such information may reasonably request. Whether or not the Closing takes place, Seller waives any cause of Action arising out of the access of Buyer or its representatives to any Confidential Information of Seller or the Business. Notwithstanding the foregoing, Buyer may make such public disclosure of the existence of this Agreement, the principal economic terms thereof, and the status with respect to achieving the Closing as it desires; provided, that Buyer will consult with Seller prior to releasing any such public disclosure so that the Seller may notify its employees of the Transactions. Seller will not nor will it permit any of its Affiliates to, issue any press release or other public announcement related to this Agreement or the Transactions without Buyer’s prior written approval. Following the Closing, Buyer may disclose any Confidential Information regarding the Business as it deems appropriate.

7.9 Charges and Fees.

Seller will, prior to the Closing, take such steps as are necessary to ensure that no sums are owed or payable by Buyer to any Person in the nature of a transfer charge or processing fee with respect to any of the Purchased Assets.

ARTICLE 8.

ADDITIONAL COVENANTS

The Parties agree as follows:

8.1 General.

In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each Party will take such further action (including executing and delivering such further instruments and documents) as any other Party reasonably may request, all at the requesting Party’s sole cost and expense (unless the requesting Party is entitled to indemnification therefor under ARTICLE 11). After the Closing, Buyer will be entitled to possession of all documents, books, records, agreements, and financial data of any sort relating to the Business. Seller will, and will cause its officers, directors, employees, agents and Affiliates to cooperate with Buyer in the preparation of audited financial statements for the Business, and shall be responsible for the direct costs associated with such audit.

8.2 Litigation Support.

So long as any Party actively is contesting or defending against any Action in connection with (a) the Transactions or (b) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Business, each other Party will cooperate with such Party and such Party’s counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as will be necessary in connection with the contest or defense, at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party or one of its Affiliates is entitled to indemnification therefor under ARTICLE 11).

8.3 Transition.

Neither Seller nor Innovo, nor any of their respective Affiliates, directors, officers, employees, agents or representatives, will take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of the Business from maintaining at least as favorable business relationships with Buyer after the Closing as it maintained with Seller prior to the Closing. Seller will, and will cause its Affiliates to, refer all customer, supplier, and other inquiries relating to the Business to Buyer or an Affiliate thereof.

8.4 Confidentiality.

Seller will, and will cause its Affiliates, employees, agents and representatives to, treat and hold as such all of the Confidential Information, refrain from using any of the Confidential Information except in connection with this Agreement, and deliver promptly to Buyer or destroy, at the request and option of Buyer, all tangible embodiments (and all copies) of the Confidential Information which are in Seller’s possession in each case, forever. If Seller is ever requested or required (by oral question or request for information or documents in any Action) to disclose any Confidential Information, Seller will notify Buyer promptly of the request or requirement so that Buyer may seek an appropriate protective Order or waive compliance with this Section 8.4. If, in the absence of a protective Order or the receipt of a waiver hereunder, Seller, on the written advice of counsel, is compelled to disclose any Confidential Information to any Governmental Body, arbitrator, or mediator or else stand Liable for contempt, then Seller may disclose the

Confidential Information to the Governmental Body, arbitrator, or mediator; provided, however; that Seller will use its Best Efforts to obtain, at the request of Buyer, an Order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as Buyer may designate.

8.5 Restrictive Covenants.

To assure that Buyer will realize the benefits of the Transactions, Seller hereby agrees with Buyer that Seller shall not, and shall cause its Affiliates to not:

(a) From the Closing Date until four (4) years after the Closing Date, directly or indirectly, alone or as a partner, joint venturer, officer, director, member, employee, consultant, agent, independent contractor or Equity Interest holder of, or lender to, any Person or business, engage in, induce, canvass, solicit or accept any business or commercial arrangements with AEO, Target or any of their respective Affiliates.

(b) From the Closing Date until two (2) years after the Closing Date, directly or indirectly employ or knowingly permit any Affiliate of Seller to employ or solicit for employment or other similar relationship with Seller, any employee or independent contractor of Buyer or any of its Affiliates if such Person had been employed by Seller in connection with the Business (including employed as an independent contractor) on the Effective Date, except for any employees or independent contractors of the Business as of such date that were not hired by Buyer at any time during such two (2) year period.

The foregoing agreements in clauses (a) and (b) are hereinafter referred to as the “Restrictive Covenants”. Notwithstanding the foregoing, the beneficial ownership of less than 3% of the Equity Interests of any Person having a class of Equity Interest actively traded on a national securities exchange or over-the-counter market will not be deemed, in and of itself, to Breach the prohibitions of this Section 8.5. Seller agrees and acknowledges that the restrictions in this Section 8.5 are reasonable in scope and duration and are necessary to protect Buyer after the Closing. Seller acknowledges that if it or any of its Affiliates were to compete with the Business following the Closing, great harm would come to the Buyers and the Business, thereby destroying any value associated with the purchase of the Purchased Assets and the goodwill of the Business. The Restrictive Covenants set forth herein have been separately bargained for to protect the Business, including goodwill, being acquired by the Buyer hereunder and to ensure that the Buyers shall have the full benefit of the value thereof. Seller recognizes and acknowledges that the business and markets of the Business are international in scope, and that the Buyer is investing substantial sums in purchasing the Purchased Assets and in consideration for the Restrictive Covenants contained in this Agreement, that such covenants are necessary in order to protect and maintain the legitimate business and investment interests of the Buyer and are reasonable in all respects, and that the Buyer would not consummate the transactions contemplated hereby but for such agreements. Seller hereby waives any and all right to contest the validity of the Restrictive Covenants on the ground of the breadth of their geographic or product coverage or the length of their term. Seller acknowledges and agrees that an adequate portion of the Purchase Price has been allocated to Restrictive Covenants and Seller hereby waives any right to assert inadequacy of consideration as a defense to enforcement of the Restrictive Covenants should such enforcement ever become necessary. If Seller or any Affiliate thereof is found to have Breached this Section 8.5, then, in addition to all other remedies that may be available to the applicable Person, an amount of time equal to the period Seller or such Affiliate was found to be in Breach of this Section 8.5 will be added to the time periods contemplated by this Section 8.5. If any provision of this Section 8.5, as applied to any Party or to any circumstance, is adjudged by a Governmental Body, arbitrator, or mediator not to be enforceable in accordance with its terms, the same will in no way affect any other circumstance or the enforceability of the remainder of this Agreement. If any such provision, or any part thereof, is held not to be enforceable in accordance with its terms because of the duration of such provision, the area covered thereby, or the scope of the activities covered, the Parties agree that the Governmental Body, arbitrator, or mediator making such determination will have the power to reduce the duration, area, and/or scope of activities of such provision, and/or to delete specific words or phrases, and in its reduced form, such provision will then be enforceable in accordance with its terms and will be enforced. The Parties agree and acknowledge that the Breach of this Section 8.5 will cause irreparable damage to Buyer and the Business, and upon Breach of any provision of this Section 8.5, Buyer will be entitled to injunctive relief, specific performance, or other equitable relief without bond or other security; provided, however, that the foregoing remedies will in no way limit any other remedies which Buyer may have.

8.6 Use of Names.

From and after the Closing Date Buyer and its Affiliates will have the royalty-free right to refer to the Business as formerly “the Blue Concepts Division of Azteca Production International” “and to use such reference in advertising or in the description or name of any service or product from time to time purchased, processed, manufactured, or sold by Buyer and its Affiliates in continuation of the Business.

8.7 Taxes.

(a) Seller will be Liable for and will pay all Taxes (whether assessed or unassessed) applicable to the Business and the Purchased Assets, in each case attributable to periods (or portions thereof) ending on or prior to the Closing Date, including, without limitation, any Taxes arising out of the consummation of the transactions contemplated hereby. Buyer will be Liable for and will pay all Taxes (whether assessed or unassessed) applicable to the Business and the Purchased Assets, in each case attributable to periods (or portions thereof) beginning after the Closing Date. For purposes of this Section 8.7(a), any period beginning before and ending after the Closing Date will be treated as two partial periods, one ending on the Closing Date and the other beginning after the Closing Date, except that Taxes (such as property Taxes) imposed on a periodic basis will be allocated on a daily basis.

(b) For purposes of Section 8.7(a), all real property Taxes, personal property Taxes and similar ad valorem obligations levied with respect to the Purchased Assets for a Tax period that includes (but does not end on) the Closing Date shall be apportioned between the Seller and the Buyer based upon the number of days of such period included in the Tax period before (and including) the Closing Date and the number of days of such Tax period after the Closing Date). Seller, on the one hand, and Buyer, on the other hand, will provide reimbursement for any Tax paid by one Party all or a portion of which is the responsibility of the other Party in accordance with the terms of this Section 8.7(b). Within a reasonable time prior to the payment of any said Tax, the Party paying such Tax will give notice to the other Party of the Tax payable and the portion which is the Liability of each Party, although failure to do so will not relieve the other Party from its Liability hereunder.

(c) Notwithstanding anything herein to the contrary, any sales Tax, use Tax, real property transfer or gains Tax, documentary stamp Tax, or similar Tax attributable to the sale or transfer of the Purchased Assets will be paid by Seller. Buyer agrees to timely sign and deliver such certificates or forms as may be necessary or appropriate to establish an exemption from (or otherwise reduce), or make a report with respect to, such Taxes.

(d) Any payments made pursuant to this Section 8.7 or ARTICLE 11 will be treated by Buyer and Seller as an adjustment to the Purchase Price.

(e) Seller will promptly after the Closing prepare and file all Tax Returns and other reports required by Law, relating to the operation of the Business through and including the Closing Date.

8.8 Employees and Employee Benefit Plans.

(a) Information on Active Employees. For the purpose of this Agreement, the term “Active Employees” will mean all employees actively employed in good standing on the Closing Date by Seller primarily for the operation of the Business and listed as “employees” on Schedule 6.16(a).

(b) Employment of Active Employees by Buyer.

(i) Buyer shall make Qualifying Offers to all Active Employees. Buyer will provide Seller with a list of Active Employees to whom Buyer has made an offer of employment that has been accepted to be effective as of the Closing Date (the “Hired Active Employees”). Seller will provide Buyer with reasonable access to the Seller’s facilities and personnel records (including performance appraisals, disciplinary actions, grievances, and medical records) for the purpose of preparing Qualifying Offers to the Active Employees; provided, however, that Seller shall provide such access only to those human resource designees of the Buyer who Buyer agrees will only reveal such personnel information to individuals with Buyer having actual hiring authority or who participate directly in actual hiring decisions. Effective immediately before the Closing, Seller will terminate the employment of all of its Active Employees. Seller, with respect to the Active Employees, shall timely give all notices required to be given under the WARN ACT or similar statutes or regulation of any jurisdiction relating to any plant closing or mass lay-off or as otherwise required by law. Notwithstanding any other provision contained herein, Seller agrees to fully indemnify Buyer for any and all liability incurred by Buyer under the WARN Act with respect to Active Employees as a result of the transaction contemplated by this Agreement.

(ii) For a period of ninety (90) days following the Closing Date, Buyer may not terminate the employment of any Hired Active Employee, except in the case of any such termination for cause. Following such ninety (90) day period, each Hired Active Employee shall be employed at will by Buyer as employees of Buyer (subject to any applicable probation period not prohibited by law) to occupy positions designated by Buyer and pursuant to the terms and conditions determined by Buyer in its sole discretion.

(c) Salaries and Benefits.

(i) Seller will be responsible for (A) the payment of all wages and other remuneration liabilities and obligations due to Active Employees with respect to their services as employees of Seller, including pro rata bonus payments and all vacation pay earned prior to the Closing Date, (B) the payment of any termination or severance payments and the provision of health plan continuation coverage in accordance with the requirements of Sections 601 through 608 of ERISA, and (C) any and all payments to employees required under the WARN Act.

(ii) Seller will be liable for any claims made or incurred by Active Employees and their beneficiaries through the Closing Date under the Employee Benefit Plans. For purposes of the immediately preceding sentence, a charge will be deemed incurred, in the case of hospital, medical or dental benefits when the services that are the subject of the charge are performed and, in the case of other benefits (such as disability or life insurance), when an event has occurred or when a condition has been diagnosed that entitles the employee to the benefit.

(iii) Buyer assumes no obligation to continue or assume any Employee Benefit Plans, compensation arrangements or liabilities of Seller (including, but not without being limited to, any salary, bonuses, vacation, sick leave, fringe benefits, insurance plans, or pension or retirement benefits under any compensation or retirement plan or policy maintained by Seller).

(d) Employee Benefit Plans. All Hired Active Employees who are participants in Seller’s Employee Benefit Plans will retain their accrued benefits under such plans as of the Closing Date, and Seller will retain sole liability for the payment of such benefits as and when such Hired Active Employees become eligible therefor under such plans. All Hired Active Employees will become fully vested in their accrued benefits under Seller’s Employee Benefit Plans as of the Closing Date, and Seller will so amend such plans if necessary to achieve this result. Neither Seller nor any ERISA Affiliate of Seller will make any transfer of any Employee Benefit Plan assets to Buyer. Seller also agrees to retain responsibility for medical and disability payments to employees engaged primarily in the Business but on medical or disability leave at the Closing Date until such time as such employee is, if ever, offered employment by Buyer, in its sole discretion, or as otherwise required under applicable law or regulation. Any Active Employee or qualified beneficiary thereof and who is covered, or who is eligible to elect to continue his or her coverage, as of or following the Closing Date, under any

Employee Benefit Plan that constitutes a “group health plan,” pursuant to the provision of Part 6 of Title I, Substitute B or ERISA or Section 4980B of the Code, shall be eligible to continue such coverage under the Seller’s plan for the remainder of the applicable continuation coverage period and Seller shall not terminate any such plan prior to the end of the applicable coverage period. Seller agrees to indemnify Buyer for all losses incurred by Buyer or Buyer’s group health plan resulting from any claim for COBRA continuation coverage made by or on behalf of any current or former employee of Seller or its ERISA Affiliates or a qualified beneficiary of such an employee under any plan maintained by Buyer or its Affiliates except to the extent that such employee is a Hired Active Employee and has become an active participant in Buyer’s “group health plan.”

(e) General Employee Provisions.

(i) Seller will provide Buyer with completed I-9 forms and attachments with respect to all Active Employees, except for such employees as Seller certifies in writing to Buyer are exempt from such requirement. The Parties intend that the Buyer qualify as a “successor employer” for purposes of receiving credit for the payment of taxes under the Federal Insurance Contribution Act and Federal Unemployment Tax Act by Seller with respect to the Hired Active Employees within the meaning of Section 3121 and 3306 of the Code. Accordingly, the Parties shall cooperate with each other to effectuate the foregoing.

(ii) Buyer will not have any Liability or obligation, whether to Active Employees, former employees, their beneficiaries or any other Person, with respect to any Employee Benefit Plans, practices, programs or arrangements (including the establishment, operation or termination thereof and the notification and provision of COBRA coverage extension) maintained, sponsored or contributed to by Seller or any ERISA Affiliate.

8.9 Payment of Non-Assumed Liabilities.

In addition to payment of Taxes pursuant to Section 8.7, Seller will timely pay, or make adequate provision for the timely payment, in full of all Excluded Liabilities. If any such Excluded Liabilities are not so paid or provided for, or if Buyer reasonably determines that failure to make any payments will impair Buyer’s use or enjoyment of the Purchased Assets or conduct of the Business, Buyer may, at any time after the Closing, elect to pay any or all of such Excluded Liabilities directly (but will have no obligation to do so) and treat such payment as damages under this Agreement so that Buyer will be entitled to exercise the remedies available to it under ARTICLE 11 of this Agreement (without regard to the limitations in Section 11.5).

8.10 No Liability.

Seller shall protect and indemnify Buyer from and Buyer shall not assume, acquiesce, accede to or otherwise become Liable for or with respect to, any Liabilities or obligations of any kind or nature of Seller or of the Business which exist as of the Closing Date or arise from, accrue by reason of, or relate in any material way to, any Contract, account, event or occurrence before the Closing Date. Without limiting the generality of the foregoing, Buyer shall have no Liability of any kind with respect to returns, warranty claims, charge-backs product liability claims or other adjustments, charges or claims with respect to goods or services sold or delivered by Seller or the Business before the Closing Date.

8.11 Updated Financial Statements.

As soon as available and in any event within thirty (30) days after the end of each month prior to the Closing Date, commencing with March 2006, the Seller shall deliver to the Buyer a balance sheet and related statements of operations and cash flows of the Business as of, and for the period then ended. All such financial statements shall be covered by and conform to the representations and warranties set forth in Section 6.5 hereof and shall be included in the term “Financial Statements” for purposes of this Agreement.

8.12 Preparation of the Proxy Statement; Stockholder’s Meeting.

(a) As soon as practicable following the date of this Agreement, Innovo shall prepare and file with the Securities and Exchange Commission (the “SEC”) the Proxy Statement. Innovo shall use its Best Efforts to cause the Proxy Statement to be mailed to its stockholders as promptly as practicable after the filing of the Proxy Statement with the SEC. The Proxy Statement shall comply as to form in all material respects with the applicable provisions of the Securities Exchange Act of 1934 and the rules and regulations thereunder. Innovo shall, as promptly as practicable after receipt thereof, provide Buyer copies of any written comments and advise Buyer of any oral comments, with respect to the Proxy Statement received from the SEC. Innovo will provide Buyer with a reasonable opportunity to review and comment on any amendment or supplement to the Proxy Statement prior to filing such with the SEC, and will provide Buyer with a copy of all such filings made with the SEC. No filing of, or amendment or supplement to, the Proxy Statement will be made by Innovo without providing Buyer the opportunity to review and comment thereon. If at any time prior to the Closing any information relating to the Business, Seller or Innovo or any of their respective Affiliates, officers or directors, should be discovered by Innovo or Buyer which should be set forth in an amendment or supplement to the Proxy Statement, so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the stockholders of Innovo.

(b) Innovo will, as soon as reasonably practicable, establish a record date for, duly call, give notice of, convene and hold a meeting of its stockholders (the “Stockholders’ Meeting”) for the purpose of obtaining the Innovo stockholder approval and shall take all lawful action to solicit adoption of this Agreement by its stockholders. Innovo will, through its Board of Directors, recommend to its stockholders adoption of this Agreement (the “Company Recommendation”), and shall not withdraw, amend or modify in a manner adverse to Buyer its recommendation. Innovo shall ensure that the Stockholders’ Meeting is called, noticed, convened, held and conducted, and that all proxies solicited in connection with the Stockholders’ Meeting are solicited, in compliance with applicable Law.

ARTICLE 9.

CLOSING CONDITIONS

9.1 Conditions Precedent to Obligations of Buyer.

Buyer’s obligation to consummate the purchase of the Purchased Assets and the other transactions contemplated to occur in connection with the Closing is subject to the satisfaction of each condition precedent listed below. Unless expressly waived pursuant to this Agreement, no representation, warranty, covenant, right, or remedy available to Buyer in connection with the Transactions contemplated hereby will be deemed waived by any of the following actions or inactions by or on behalf of Buyer (regardless of whether Seller is given notice of any such matter): (i) consummation by Buyer of the Transactions, (ii) any inspection or investigation, if any, of the Purchased Assets, (iii) the awareness of any fact or matter acquired (or capable or reasonably capable of being acquired) with respect to the Purchased Assets or the Business, or (iv) any other action, in each case at any time, whether before, on, or after the Closing Date.

(a) Accuracy of Representations and Warranties. Each representation and warranty set forth in ARTICLE 6 must have been accurate and complete in all material respects (except with respect to any provisions including the word “material” or words of similar import, with respect to which such representations and warranties must have been accurate and complete) as of the Execution Date, and must be accurate and complete in all material respects (except with respect to any provisions including the word “material” or words of similar import, with respect to which such representations and warranties must have been accurate and complete) as of the Closing Date, as if made on the Closing Date, without giving effect to any supplements to the Schedules.

(b) Compliance with Obligations. Seller must have performed and complied with all of its covenants to be performed or complied with at or prior to Closing (singularly and in the aggregate).

(c) No Material Adverse Change or Destruction of Property. Since January 31, 2006, there must have been no event, series of events or the lack of occurrence thereof which, singularly or in the aggregate, could reasonably be expected to have a Material Adverse Effect on the Purchased Assets or the Business (including as proposed to be conducted). Without limiting the foregoing, (i) there must have been no Material Adverse Change to the Purchased Assets or the Business (including as proposed to be conducted), (ii) there must not have been any action or inaction by a Governmental Body, arbitrator, or mediator which could reasonably be expected to cause a Material Adverse Change to the Purchased Assets or the Business (including as proposed to be conducted), and (iii) there must not have been any fire, flood, casualty, act of God or the public enemy or other cause (regardless of insurance coverage for such damage) which event could reasonably be expected to have a Material Adverse Effect on the Purchased Assets or the Business (including as proposed to be conducted).

(d) No Adverse Litigation. There must not be pending or Threatened any Action by or before any Governmental Body, arbitrator, or mediator which seeks to restrain, prohibit, invalidate, or collect damages arising out of the Transactions, or which, in the judgment of Buyer, makes it inadvisable to proceed with the Transactions.

(e) Consents. Seller and Buyer must have received Consents to the Transactions and waivers of rights to terminate or modify any rights or obligations of Seller from any Person (i) from whom such Consent is required, including under any Contract listed or required to be listed in Schedules 6.11, 6.12, and 6.17 or any Law, or (ii) who, as a result of the Transactions, would have such rights to terminate or modify such Contracts, either by their terms or as a matter of Law (the “Material Consents”). Seller and Buyer must have also received the Customer Consents from Seller’s two (2) largest customers identified on Schedule 6.19. Buyer must have received the consent of Milberg Factors.

(f) Release of Encumbrances. There must have been received by Seller and Buyer releases of all Encumbrances on the Purchased Assets.

(g) Buyer Approvals. Buyer must have received all necessary corporate and shareholder approvals for Buyer’s entering into the Transactions.

(h) Innovo Shareholder Approval. The shareholders of Innovo shall have approved this Agreement and the transactions contemplated hereby in accordance with applicable Law.

(i) API Release. Buyer shall have received a release from API, Hubert Guez and Paul Guez releasing Buyer from any liability for the Retained Liabilities.

9.2 Conditions Precedent to Obligations of the Seller.

Seller’s obligation to consummate the sale of the Purchased Assets and the other transactions contemplated to occur in connection with the Closing is subject to the satisfaction of each condition precedent listed below. Unless expressly waived pursuant to this Agreement, no representation, warranty, covenant, right, or remedy available to Seller in connection with the Transactions will be deemed waived by any of the following actions or inactions by or on behalf of Seller (regardless of whether Buyer is given notice of any such matter): (i) consummation by Seller of the Transactions, (ii) any inspection or investigation, if any, of Buyer, (iii) the awareness of any fact or matter acquired (or capable or reasonably capable of being acquired) with respect to Buyer, or (iv) any other action, in each case at any time, whether before, on, or after the Closing Date.

(a) Accuracy of Representations and Warranties. Each representation and warranty set forth in ARTICLE 5 must have been accurate and complete in all material respects (except with respect to any provisions including the word “material” or words of similar import, with respect to which such representations and warranties must have been accurate and complete) as of the Execution Date, and must be accurate and complete in all material respects (except with respect to any provisions including the word “material” or words of similar import, with respect to which such representations and warranties must have been accurate and complete) as of the Closing Date, as if made on the Closing Date.

(b) Compliance with Obligations. Buyer must have performed and complied with all its covenants and obligations required by this Agreement to be performed or complied with at or prior to Closing (singularly and in the aggregate).

(c) Seller Approvals. Seller must have received all necessary corporate and shareholder approvals for Seller’s entering into the Transactions, including approval from Innovo’s shareholders (“Innovo Shareholder Approval”), if required. Seller and Innovo shall use their Best Efforts to obtain said approval, if required, by May 9, 2006.

(d) Release of Seller and Innovo. Seller and Innovo must have received from API as applicable:

(i) the Seller Release fully releasing and discharging Seller and Innovo of and from all obligations under the APA and related documents, including but not limited to the Azteca Note.

(ii) the Azteca Note marked “CANCELLED and SATISFIED”.

(e) No Order or Injunction. There must not be issued and in effect any Order restraining or prohibiting the Transactions.

ARTICLE 10.

TERMINATION

10.1 Termination of Agreement.

The Parties may terminate this Agreement as provided below:

(a) Buyer and Seller may terminate this Agreement as to all Parties by mutual written consent at any time prior to the Closing.

(b) Buyer or Seller may terminate this Agreement upon delivery of notice if the Closing has not occurred prior to the Expiration Date, provided that the Party delivering such notice will not have caused such failure to close (and, if the Party delivering such notice is Seller, Innovo will not have caused such failure to close).

(c) Buyer may terminate this Agreement by giving written notice to Seller at any time prior to the Closing if Seller has Breached any representation, warranty, or covenant contained in this Agreement in any material respect (except with respect to materiality for any provisions including the word “material” or words of similar import, in which case such termination rights will arise upon any Breach).

(d) Seller may terminate this Agreement by giving notice to Buyer at any time prior to the Closing if Buyer has Breached any representation, warranty, or covenant contained in this Agreement in any material respect (except with respect to materiality for any provisions including the word “material” or words of similar import, in which case such termination rights will arise upon any Breach).

(e) Buyer may terminate this Agreement by giving notice to Seller on or before the Expiration Date if Buyer is not satisfied in its sole discretion with the results of, and its due diligence investigations with respect to, the operations, affairs, prospects, properties, assets, existing and potential Liabilities, obligations, profits or condition (financial or otherwise) of the Business and the Purchased Assets.

10.2 Effect of Termination.

(a) Except for the obligations under Section 7.8, this ARTICLE 10 and ARTICLE 12, if this Agreement is terminated under Section 10.1, then, except as provided in this Section 10.2, all further obligations of the Parties under this Agreement will terminate.

(b) If Buyer or Seller terminate this Agreement pursuant to Section 10.1(c) or 10.1(d), as the case may be, then the rights of the non-breaching Party to pursue all legal remedies for damages such Party suffer will survive such termination unimpaired and no election of remedies will have been deemed to have been made.

ARTICLE 11.

INDEMNIFICATION

11.1 Survival of Representations and Warranties.

(a) Each representation and warranty of Seller contained in ARTICLE 6 and any certificate related to such representations and warranties will survive the Closing and continue in full force and effect for three (3) years thereafter, except (i) the representations and warranties set forth in Sections 6.4, 6.9, 6.17, and 6.18, which will survive the Closing and continue in full force and effect until the applicable statute of limitations expires (or for three (3) years if there is no applicable statute of limitations) and (ii) the representations and warranties set forth in Sections 6.1 and 6.2, which will survive the Closing and will continue in full force and effect forever.

(b) Each representation and warranty of Buyer contained in ARTICLE 5 and any certificate related to such representations and warranties will survive the Closing and continue in full force and effect for three (3) years thereafter, except the representations and warranties set forth in Sections 5.1 and 5.2, which will survive the Closing and will continue in full force and effect forever.

(c) Each other provision in this Agreement or any certificate or document delivered pursuant hereto will survive for the relevant statute of limitations period, unless a different period is expressly contemplated herein or thereby.

11.2 Indemnification Provisions for Buyer’s Benefit.

Seller will indemnify and hold Indemnified Buyer Parties harmless from and pay any and all damages, directly or indirectly, resulting from, relating to, arising out of, or attributable to any one of the following:

(a) Any Breach of any representation or warranty Seller has made in this Agreement as if such representation or warranty were made on and as of the Closing Date without giving effect to any supplement to the Schedules and without giving regard to any materiality qualifier contained in such representation or warranty.

(b) Any Breach by Seller of any covenant or obligation of Seller or Innovo in this Agreement.

(c) Any event arising from the operation or ownership of, or conditions occurring with respect to, the Business or any of the Purchased Assets prior to 11:59 p.m. on the Closing Date.

(d) Any Excluded Liability.

(e) Except as provided in Section 8.7(b), any liability or obligation for Taxes, whether or not accrued, assessed or currently due and payable, (i) of the Seller, whether or not they relate to the Business, (ii) arising from the operation of the Business or the ownership of the Purchased Assets for any Tax period (or portion thereof) ending on or prior to the Closing Date or (iii) arising out of the consummation of the transactions contemplated hereby.

11.3 Indemnification Provisions for Seller’s Benefit.

Buyer will indemnify and hold Seller harmless from and pay any and all damages, directly or indirectly, resulting from, relating to, arising out of, or attributable to any of the following:

(a) Any Breach of any representation or warranty Buyer has made in this Agreement as if such representation or warranty were made on and as of the Closing Date without giving effect to any supplement to the Schedules and without giving regard to any materiality qualifier contained in such representation or warranty.

(b) Any Breach by Buyer of any covenant or obligation of Buyer in this Agreement.

(c) Any event arising from the operation and ownership of, or conditions first occurring with respect to, the Business or any of the Purchased Assets after 11:59 p.m. on the Closing Date.

(d) Any Assumed Liability.

11.4 Indemnification Claim Procedures.

(a) If any Action is commenced in which any Indemnified Party is a party that may give rise to a claim for indemnification against any Indemnitor (an “Indemnification Claim”) then such Indemnified Party will promptly give notice to the Indemnitor. Failure to notify the Indemnitor will not relieve the Indemnitor of any Liability that it may have to the Indemnified Party, except to the extent the defense of such Action is materially and irrevocably prejudiced by the Indemnified Party’s failure to give such notice.

(b) An Indemnitor will have the right to defend against an Indemnification Claim, other than a Indemnification Claim related to Taxes, with counsel of its choice reasonably satisfactory to the Indemnified Party if (i) within 15 days following the receipt of notice of the Indemnification Claim the Indemnitor notifies the Indemnified Party in writing that the Indemnitor will indemnify the Indemnified Party from and against the entirety of any damages the Indemnified Party may suffer resulting from, relating to, arising out of, or attributable to the Indemnification Claim, (ii) the Indemnitor provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnitor will have the financial resources to defend against the Indemnification Claim and pay, in cash, all damages the Indemnified Party may suffer resulting from, relating to, arising out of, or attributable to the Indemnification Claim, (iii) the Indemnification Claim involves only money damages and does not seek an injunction or other equitable relief, (iv) settlement of, or an adverse judgment with respect to, the Indemnification Claim is not in the good faith judgment of the Indemnified Party likely to establish a precedential custom or practice materially adverse to the continuing business interests of the Indemnified Party, and (v) the Indemnitor continuously conducts the defense of the Indemnification Claim actively and diligently.

(c) So long as the Indemnitor is conducting the defense of the Indemnification Claim in accordance with Section 11.4(b), (i) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Indemnification Claim, (ii) the Indemnified Party will not consent to the entry of any Order with respect to the Indemnification Claim without the prior written Consent of the Indemnitor (not to be withheld unreasonably), and (iii) the Indemnitor will not consent to the entry of any Order with respect to the Indemnification Claim without the prior written Consent of the Indemnified Party (not to be withheld unreasonably, provided that it will not be deemed to be unreasonable for an Indemnified Party to withhold its Consent (A) with respect to any finding of or admission (1) of any Breach of any Law, Order or Permit, (2) of any violation of the rights of any Person, or (3) which Indemnified Party believes could have a Material Adverse Effect on any other Actions to which the Indemnified Party or its Affiliates are party or to which Indemnified Party has a good faith belief it may become party, or (B) if any portion of such Order would not remain sealed).

(d) In connection with any Indemnification Claim for Taxes, or if any condition in Section 11.4(b) is or becomes unsatisfied, (i) the Indemnified Party may defend against, and consent to the entry of any Order with respect to an Indemnification Claim in any manner it may deem appropriate (and the Indemnified Party need not consult with, or obtain any Consent from, any Indemnitor in connection therewith), (ii) each Indemnitor will jointly and severally be obligated to reimburse the Indemnified Party promptly and periodically for the damages relating to defending against the Indemnification Claim, and (iii) each Indemnitor will remain jointly and severally Liable for any damages the Indemnified Party may suffer relating to the Indemnification Claim to the fullest extent provided in this ARTICLE 11.

(e) Each Party hereby consents to the non-exclusive jurisdiction of any Governmental Body, arbitrator, or mediator in which an Action is brought against any Indemnified Party for purposes of any Indemnification Claim that an Indemnified Party may have under this Agreement with respect to such Action or the matters alleged therein, and agrees that process may be served on such Party with respect to such claim anywhere in the world.

11.5 Limitations on Indemnification Liability.

(a) With Respect to Claims by the Indemnified Buyer Parties. Seller’s aggregate Liability for money damages under this Agreement related to Breaches of the representations and warranties herein will not exceed an amount equal to the lesser of: (i) $2,000,000 or (ii) twenty percent (20%) of the Purchase Price after any applicable adjustments pursuant to Section 3.1(b) hereinabove; provided, however, that the limitation contemplated hereby will not be applicable with respect to Breaches of Sections 6.1 and 6.2 or instances of fraud by a Seller.

(b) With Respect to Claims by the Indemnified Seller. Buyer’s aggregate Liability for money damages under this Agreement related to Breaches of the representations and warranties herein will not exceed an amount equal to the lesser of: (i) $2,000,000 or (ii) twenty percent (20%) of the Purchase Price after any applicable adjustments pursuant to Section 3.1(b) hereinabove; provided, however, that the limitation contemplated hereby will not be applicable with respect to Breaches of Sections 5.1 and 5.2 or instances of fraud by Buyer.

(c) With Respect to Claims by any Indemnified Party. Any claims any Indemnified Party makes under this ARTICLE 11 will be limited as follows:

(i) Exclusion of Certain Types of Damages. All indemnification obligations will be limited to actual damages and will exclude incidental, consequential, lost profits, indirect, punitive, or exemplary damages, except to the extent the Indemnified Party is required to pay such types of damages to third parties.

(ii) Knowledge Qualifiers. In determining whether a representation, warranty, or covenant in this Agreement has been breached where such covenant is modified by the concept of “Knowledge,” such concept will be disregarded in determining whether there has been a Breach of such representation, warranty, or covenant.

11.6 Intentionally Omitted.

11.7 No Waiver of Rights or Remedies.

Each Indemnified Party’s rights and remedies set forth in this Agreement will survive the Closing and will not be deemed waived by such Indemnified Party’s consummation of the Transactions and will be effective regardless of any inspection or investigation conducted, or the awareness of any matters acquired (or capable or reasonably capable of being acquired), by or on behalf of such Indemnified Party or by its directors, officers, employees, or representatives or at any time (regardless of whether notice of such knowledge has been given to Indemnitor), whether before or after the Execution Date or the Closing Date with respect to any circumstances constituting a condition under this Agreement, unless any waiver specifically so states.

11.8 Other Indemnification Provisions.

(a) The foregoing indemnification provisions are in addition to, and not in derogation of, any remedy at law or in equity that any Party may have with respect to the Transactions.

(b) A claim for any matter not involving a third party may be asserted by notice to the Party from whom indemnification is sought.

ARTICLE 12.

MISCELLANEOUS

12.1 Schedules.

(a) The disclosures in any Schedule, and those in any supplement thereto, relate only to the representations and warranties in the Section or paragraph of the Agreement to which such Schedule expressly relates and not to any other representation or warranty in this Agreement.

(b) If there is any inconsistency between the statements in the body of this Agreement and those in the Schedules (other than an exception expressly set forth as in the Schedules with respect to a specifically identified representation or warranty), the statements in the body of this Agreement will control.

(c) Nothing in the Schedules will be deemed adequate to disclose an exception to a representation or warranty made herein, unless the Schedules identify the exception with particularity and describes the relevant facts in reasonable detail.

(d) The mere listing (or inclusion of a copy) of a document or other item in a Schedule will not be deemed adequate to disclose an exception to a representation or warranty made in this Agreement (unless the representation or warranty pertains to the existence of the document or other item itself).

12.2 Entire Agreement.

This Agreement, together with the Exhibits and Schedules hereto and the certificates, documents, instruments and writings that are delivered pursuant hereto, constitutes the entire agreement and understanding of the Parties in respect of its subject matters and supersedes all prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof or the Transactions, including the letter of intent, dated March 3, 2006, between Seller and Buyer. Except as expressly contemplated by ARTICLE 11, there are no third party beneficiaries having rights under or with respect to this Agreement.

12.3 Successors.

All of the terms, agreements, covenants, representations, warranties, and conditions of this Agreement are binding upon, and inure to the benefit of and are enforceable by, the Parties and their respective successors and, to the extent of any assignment permitted under Section 12.4, the assigns of Buyer.

12.4 Assignments.

No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of Buyer and Seller; provided, however, that Buyer may (a) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (b) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases Buyer nonetheless will remain responsible for the performance of all of its obligations hereunder), (c) make a collateral assignment of its rights hereunder to its lender(s) and (d) in connection with any sale or transfer by Buyer of all or substantially all of its assets to another Person, (i) Buyer may, by written notice to Seller, assign any or all of its rights and interests under this Agreement to such other Person; and (ii) to the extent such other Person expressly assumes by a written instrument any or all of the obligations of Buyer under this Agreement, Buyer shall be discharged and released from such obligations so assumed. In the event of an assignment or designation pursuant to clauses (a) or (b) or (d) of the prior sentence prior to the Closing Date, any documents to be delivered by Seller or Buyer pursuant hereto the forms of which are attached hereto shall be appropriately modified to give effect to such assignment or designation.

12.5 Notices.

All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder will be deemed duly given if (and then three business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

If to Buyer:

Cygne Designs, Inc.

11 West 42nd Street

New York, New York 10036

Attn: Chief Executive Officer

Copy to (which will not constitute notice):

Fulbright & Jaworski L.L.P.

666 Fifth Avenue

New York, New York 10103

Attn: Paul Jacobs, Esq.

If to Seller:

Marc Crossman c/o Innovo Group, Inc. 5900 S. Eastern Ave., Suite 104 Commerce, CA 90040
Tel:	(323) 725-5516
Fax:	(865) 546-9277

Copy to (which will not constitute notice):

Christopher R. Maddux Phelps Dunbar LLP 111 E. Capitol Street, Suite 600 Jackson, MS 39201-2122
Tel:	(601) 352-2300
Fax:	(601) 360-9777

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication will be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

12.6 Specific Performance.

Each Party acknowledges and agrees that the other Parties would be damaged irreparably if any provision of this Agreement is not performed in accordance with its specific terms or is otherwise Breached. Accordingly, each Party agrees that the other Parties will be entitled to an injunction or injunctions to prevent Breaches of the provisions of this Agreement and to enforce specifically this Agreement and its terms and provisions in any Action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter, subject to Sections 12.7 and 12.11, in addition to any other remedy to which they may be entitled, at law or in equity.

12.7 Submission to Jurisdiction; Process Agent; No Jury Trial.

(a) Submission to Jurisdiction. Each Party submits to the jurisdiction of any state or federal court sitting in Los Angeles, California, in any action arising out of or relating to this Agreement and agrees that all claims in respect of the action may be heard and determined in any such court. Nothing in this Section 12.7(a) will affect the right of any Party to bring any action arising out of or relating to this Agreement in any other court. Each Party agrees that a final judgment in any action so brought will be conclusive and may be enforced by action on the judgment or in any other manner provided at law or in equity. Each Party waives any defense of inconvenient forum to the maintenance of any action so brought and waives any bond, surety, or other security that might be required of any other Party with respect thereto.

(b) Waiver of Jury Trial. The parties each hereby agree to waive their respective rights to jury trial of any dispute based upon or arising out of this agreement or any other agreements relating hereto or any dealings among them relating to the Transactions. The scope of this waiver is intended to be all encompassing of any and all actions that may be filed in any court and that relate to the subject matter of the transactions, including, contract claims, tort claims, breach of duty claims, and all other common law and statutory claims. The Parties each acknowledge that this waiver is a material inducement to enter into a business relationship and that they will continue to rely on the waiver in their related future dealings. Each Party further represents and warrants that it has reviewed this waiver with its legal counsel, and that each knowingly and voluntarily waives its jury trial rights following consultation with legal counsel. Notwithstanding anything to the contrary herein, this waiver is irrevocable, meaning that it may not be modified orally or in writing, and the waiver will apply to any amendments, renewals, supplements or modifications to this agreement or to any other documents or agreements relating hereto. In the event of an action, this Agreement may be filed as a written consent to trial by a court.

(c) Service of Process. The Parties agree that any Party may make service on any other Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in Section 12.5. Nothing in this Section 12.7(c) will affect any Party’s right to bring any action arising out of or relating to this Agreement in any other court or to serve legal process in any other manner permitted at law or in equity.

12.8 Time.

Time is of the essence in the performance of this Agreement.

12.9 Counterparts.

This Agreement may be executed in two or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument.

12.10 Headings.

The article and section headings contained in this Agreement are inserted for convenience only and will not affect in any way the meaning or interpretation of this Agreement.

12.11 Governing Law.

This Agreement and the performance of the Transactions and obligations of the Parties hereunder will be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of Law principles that may require application of any other Laws.

12.12 Amendments and Waivers.

No amendment, modification, waiver, replacement, termination or cancellation of any provision of this Agreement will be valid, unless the same will be in writing and signed by Buyer and Seller. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, may be deemed to extend to any prior or subsequent default, misrepresentation, or Breach of warranty or covenant hereunder or affect in any way any rights arising because of any prior or subsequent such occurrence.

12.13 Severability.

The provisions of this Agreement will be deemed severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions hereof; provided that if any provision of this Agreement, as applied to any Party or to any circumstance, is adjudged by a Governmental Body, arbitrator, or mediator not to be enforceable in accordance with its terms, the Parties agree that the Governmental Body, arbitrator, or mediator making such determination will have the power to modify the provision in a manner consistent with its objectives such that it is enforceable, and/or to delete specific words or phrases, and in its reduced form, such provision will then be enforceable and will be enforced. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

12.14 Expenses.

Except as otherwise expressly provided in this Agreement, Seller, on the one hand, and the Buyer, on the other hand, will each bear its own costs and expenses incurred in connection with the preparation, execution and performance of this Agreement and the Transactions including all fees and expenses of agents, representatives, financial advisors, legal counsel and accountants.

12.15 Construction.

The Parties have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party because of the authorship of any provision of this Agreement. Any reference to any federal, state, local, or foreign Law will be deemed also to refer to Law as amended and all rules and regulations promulgated thereunder, unless the context requires otherwise. The words “include,” “includes,” and “including” will be deemed to be followed by “without limitation.” Pronouns in masculine, feminine, and neuter genders will be construed to include any other gender, and words in the singular form will be construed to include the plural and vice versa, unless the context otherwise requires. The words “this Agreement,” “herein,” “hereof,” “hereby,” “hereunder,” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The Parties intend that each representation, warranty, covenant, and condition contained herein will have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same or similar subject matter (regardless of the relative levels of specificity) which the Party has not breached will not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant. If any condition to Closing contained herein has not been satisfied in any respect, the fact that there exists another condition relating to the same or similar subject matter (regardless of the relative levels of specificity) which has been satisfied shall not detract from or mitigate the fact that the first condition has not been satisfied.

12.16 Incorporation of Exhibits and Schedules.

The Exhibits, Schedules, and other attachments identified in this Agreement are incorporated herein by reference and made a part hereof.

12.17 Remedies.

Except as expressly provided herein, the rights, obligations and remedies created by this Agreement are cumulative and in addition to any other rights, obligations, or remedies otherwise available at law or in equity. Except as expressly provided herein, nothing herein will be considered an election of remedies.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the day and year first above written.

SELLER

INNOVO AZTECA APPAREL, INC.

By	/s/ Marc Crossman
Name:	Marc Crossman
Title:	President

BUYER

CYGNE DESIGNS, INC.

By	/s/ Bernard Manuel
Name:	Bernard Manuel
Title:	Chief Executive Officer

INNOVO

INNOVO GROUP INC.

By	/s/ Marc Crossman
Name:	Marc Crossman
Title:	Interim CEO, President and CFO

SCHEDULE 1.1

Purchased Assets

(1)	Customer List

•	American Eagle Outfitters, Inc.

•	Target Corporation

(2)	Employees — See Schedule 6.16 (a)

(3)	Purchase Orders — See Schedule 2.2(e)

(4)	Inventory — See Schedule 2.2 (f)

(5)	Non-Compete — See Exhibit C - Assumption and Assignment Agreement

SCHEDULE 2.2

Assumed Liabilities

(a) IAA’s outstanding obligations under that certain Promissory Note dated July 17, 2003 given by IAA in favor of API in the aggregate principal amount of $7,936,654.71 true and correct copy of which is attached hereto as Exhibit B, with said Azteca Note having been cancelled and replaced by a new promissory note by Cygne to API of even date herewith in the aggregate principal amount of $7,936,654.71;

(b) All obligations of IAA under the Buyer Earn Out provision contained in Section 8.11 of the 2003 APA and Sections 8.11(a), 8.11(b) and 8.11(c) thereto.

(c) All liabilities of Seller to API (other than the Azteca Note) in excess of $1,500,000.

(e) All outstanding Purchase Orders listed on Schedule 2.2(e).

(f) All Inventory listed on Schedule 2.2(f).